Exhibit 21

MPS GROUP, INC.

LIST OF SUBSIDIARIES

Accounting Principals, Inc.

Amicus Staffing, Inc.

Beeline Operations Corp.

Beeline.com, Inc.

Data Management Consultants, Inc.

Diversified Search, Inc.

Entegee, Inc.

First Shore, Inc.

Idea Integration Corp.

Idea.com, Inc.

LIT, Inc.

MPS Asset Management Corp.

MPS Executive Services Co.

MPS Group, LLC

MPS IP Services Corp.

MPS Group International PLC

MPS Group Outplacement Co.

MPS Realty Services, Inc.

Modis Consulting Partners, Inc.

Modis of Georgia, Inc.

Modis, Inc.

Modis/Computer Action Inc.

Modis International Company

Modis Professional Services, Inc.

Soliant Health, Inc.

Soliant, Inc.

Soliance, LLC

Special Counsel, Inc.

Sunbelt Staffing Solutions, Inc.

The McKinley Group of Florida LLC